PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

              EXHIBIT 22.1--LIST OF SUBSIDIARIES OF THE REGISTRANT


1.   Pinnacle Domestic International Sales Corporation, a California Corporation

2.   Pinnacle Systems Ltd., a United Kingdom Incorporated Company

3.   Pinnacle Foreign Sales Corporation, U.S. Virgin Islands Corporation